Exhibit 1



                                     $140,000,000



                            Tucson Electric Power Company


               First Collateral Trust Bonds, 7 1/2% Series A Due 2008






                                  PURCHASE AGREEMENT






          July 30, 1998

          Morgan Stanley & Co. Incorporated
          TD Securities (USA) Inc.
          Prudential Securities Incorporated
          Salomon Brothers Inc
          BNY Capital Markets, Inc.
          c/o Morgan Stanley & Co. Incorporated
               1585 Broadway
               New York, New York 10036

          Dear Sirs and Mesdames:

               Tucson Electric Power Company, an Arizona corporation (the "COMPANY"), proposes to issue and sell to the several purchasers named in Schedule I hereto (the "INITIAL PURCHASERS") $140,000,000 in aggregate principal amount of its First Collateral Trust Bonds, 7 1/2% Series A due 2008 (the "BONDS") to be issued under the Indenture, dated as of August 1, 1998 (the "INDENTURE"), from the Company to Bank of Montreal Trust Company, trustee (the "TRUSTEE").

               As a condition to the authentication and delivery by the Trustee of the Bonds, there shall have been delivered to the Trustee, to be held by the Trustee for the benefit of the holders of the Bonds and any other obligations outstanding under the Indenture, as equal aggregate principal amount of bonds ("1941 Mortgage Bonds") of the Company issued under and secured by the Indenture, dated as of April 1, 1941 (the "Original 1941 Mortgage"), from the Company to The Chase Manhattan Bank, trustee, as heretofore amended and supplemented and to be amended and supplemented by the Thirty-Fourth Supplemental Indenture, to be dated as of August 1, 1998 (the Original 1941 Mortgage, as so amended and supplemented and said Thirty-Fourth Supplemental Indenture being hereafter called, respectively, the "1941 Mortgage" and the "1941 Mortgage Supplement").

               Upon the satisfaction of certain conditions specified in the Indenture, the Trustee is required to surrender the 1941 Mortgage Bonds then held by it in exchange for an equal aggregate principal amount of bonds ("1992 Mortgage Bonds") issued under and secured by the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the "Original 1992 Mortgage"), from the Company to Bank of Montreal Trust Company, trustee, as heretofore supplemented and to be amended and supplemented by a supplemental indenture substantially in the form of the form of Supplemental Indenture No. 3 (the Original 1992 Mortgage, as so amended and supplemented, and such supplemental indenture being hereinafter called, respectively, the "1992 Mortgage" and the "1992 Mortgage Supplement").

               The Bonds will be offered without being registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act ("REGULATION S").

               The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement dated the date hereof between the Company and the Initial Purchasers (the "REGISTRATION RIGHTS AGREEMENT").

               In connection with the sale of the Bonds, the Company has prepared a preliminary offering memorandum (the "PRELIMINARY MEMORANDUM") and will prepare a final offering memorandum (the

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


          "FINAL MEMORANDUM" and, with the Preliminary Memorandum, each a "MEMORANDUM") including or incorporating by reference a description of the terms of the Bonds, the terms of the offering and a description of the Company. As used herein, the term "Memorandum" shall include in each case the documents incorporated by reference therein. The terms "SUPPLEMENT", "AMENDMENT" and "AMEND" as used herein with respect to a Memorandum shall include all documents deemed to be incorporated by reference in the Preliminary Memorandum or Final Memorandum that are filed subsequent to the date of such Memorandum with the Securities and Exchange Commission (the "COMMISSION") pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

               1. Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

                    (a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder and (ii) the Final Memorandum, in the form used by the Initial Purchasers to confirm sales and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Final Memorandum based upon information furnished to the Company in writing by any Initial Purchaser through you expressly for use therein.

                    (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Arizona, has the corporate power and authority to own its property and to conduct its business as described in the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                    (c) Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

                    (d) This Agreement has been duly authorized, executed and delivered by the Company; and the Registration Rights Agreement has been duly authorized by the Company.

                    (e)(i) The Bonds have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the

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


               Company, enforceable in accordance with their terms, subject to laws or principles of equity relating to or affecting generally the enforcement of mortgagee's and other creditors' rights, including without limitation bankruptcy and insolvency laws, and will be entitled to the benefits of the Indenture.

                    (ii) The Indenture has been duly authorized by the
               Company; and, when duly executed and delivered by the Company, the Indenture will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to laws or principles of equity relating to or affecting generally the enforcement of creditors' rights, including without limitation bankruptcy and insolvency laws.

                    (f)(i) The 1941 Mortgage Bonds have been duly authorized and, when executed and authenticated in accordance with the provisions of the 1941 Mortgage and delivered to the Trustee in accordance with the terms of the Indenture, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws or principles of equity relating to or affecting generally the enforcement of mortgagee's and other creditors' rights, including without limitation bankruptcy and insolvency laws and laws which may affect the enforcement of certain remedial provisions of the 1941 Mortgage, and will be entitled to the benefits of the 1941 Mortgage.

                    (ii) The Original 1941 Mortgage as heretofore amended
               and supplemented has been duly authorized, executed and delivered by the Company; the 1941 Mortgage Supplement has been duly authorized by the Company; and, when duly executed and delivered by the Company, the 1941 Mortgage will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to laws or principles of equity relating to or affecting generally the enforcement of mortgagee's other creditors' rights, including without limitations bankruptcy and insolvency laws and laws which may affect the enforcement of certain remedial provisions thereof.

                    (g)(i) The 1992 Mortgage Bonds have been duly authorized and, if and when executed and authenticated in accordance with the provisions of the 1992 Mortgage and delivered to the Trustee in accordance with the terms, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws or principles of equity relating to or affecting generally the enforcement of mortgagee's and other creditors' rights, including without limitation bankruptcy and insolvency laws and laws which may affect the enforcement of certain remedial provisions of the 1992 Mortgage, and will be entitled to the benefits of the 1992 Mortgage.

                    (ii) The Original 1992 Mortgage as heretofore
               supplemented has been duly authorized, executed and delivered by the Company; the 1992 Mortgage Supplement has been duly authorized by the Company; and, when duly executed and delivered by the Company, the 1992 Mortgage will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to laws or principles of equity relating to or affecting generally the enforcement of mortgagee's and other creditors' rights, including without limitation bankruptcy and insolvency laws and laws which may affect the enforcement of certain remedial provisions thereof.
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


                    (h) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Registration Rights Agreement, the Bonds, the Indenture, the 1941 Mortgage Bonds, the 1941 Mortgage, the 1992 Mortgage Bonds and the 1992 Mortgage (collectively, the "Company Obligations") will not contravene any provision of applicable law or the articles of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Company Obligations, except (i) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Bonds, (ii) such as may be required by Federal and state securities laws with respect to the Company's obligations under the Registration Rights Agreement, and (iii) the authorization of the Arizona Corporation Commission which has been obtained and remains in full force and effect.

                    (i) Except as may otherwise be reflected in or contemplated by the Final Memorandum, since the respective dates as of which information is given therein, there has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

                    (j) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject which are reasonably likely to be determined adversely and, if so determined, would (i) have a material adverse effect on the authority or corporate power of the Company to perform its obligations under the Company Obligations or otherwise to consummate the transactions contemplated by the Final Memorandum or (ii) except as may otherwise be reflected in or contemplated by the Final Memorandum, have a material adverse effect on the Company and its subsidiaries taken as a whole or materially impair the ability of the Company to perform its obligations under the Company Obligations.

                    (k) The Company is not, and after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in the Final Memorandum, will not be an "investment company" as such term are defined in the Investment Company Act of 1940, as amended.

                    (l) It is not necessary in connection with the offer, sale and delivery of the Bonds to the Initial Purchasers in the manner contemplated by this Agreement to register the Bonds, the 1941 Mortgage Bonds or the 1992 Mortgage Bonds under the Securities Act or to qualify the Indenture, the 1941 Mortgage or the 1992 Mortgage under the Trust Indenture Act of 1939, as amended.

                    (m) The Bonds satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

               2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the principal amount of Bonds set forth

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


          in Schedule I hereto opposite its name at a purchase price of 98.270% of the principal amount thereof (the "PURCHASE PRICE") plus accrued interest, if any, to the Closing Date.

               3. Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Bonds purchased by the Initial Purchasers hereunder on the terms to be set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

               4. Payment and Delivery. Payment for the Bonds shall be made to the Company in Federal or other funds immediately available in New York City against delivery of the Bonds for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on August 4, 1998, or at such other time on the same or such other date, not later than [August 18], 1998, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the "CLOSING DATE."

               The Bonds shall be in global form and registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "DEPOSITARY"). The certificates evidencing the Bonds shall be delivered to or upon the order of the Depositary on the Closing Date for the respective accounts of the several Initial Purchasers, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

               5. Conditions to the Initial Purchasers' Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Bonds on the Closing Date are subject to the following conditions:

                    a. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

                         i.   there shall not have occurred any
                    downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

                         ii.  except as otherwise reflected in or
                    contemplated by the Final Memorandum (exclusive of any amendments or supplements thereto subsequent to the execution and delivery of this Agreement) there shall not have occurred any change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, that, in your reasonable judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Bonds on the terms and in the manner contemplated in the Final Memorandum.

                    b. The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(ii) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing

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               Date.  The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

                    c. The Initial Purchasers shall have received on the Closing Date opinions of Dennis R. Nelson, Esq. Vice President, General Counsel and Corporate Secretary of the Company, Thelen Reid & Priest LLP, counsel to the Company, Snell & Wilmer L.L.P., special Arizona counsel to the Company, and Rodey, Dickason, Sloan, Akin & Robb, P.A., special New Mexico counsel to the Company, all dated the Closing Date, substantially in the respective forms thereof set forth in Exhibits A, B, C and D. Such opinions shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

                    d. The Initial Purchasers shall have received on the Closing Date an opinion of Kutak Rock, counsel for the Initial Purchasers, dated the Closing Date, substantially in the form thereof set forth in Exhibit E.

                    e. The Initial Purchasers shall have received on the Closing Date a letter, dated the Closing Date, to the effect set forth in Exhibit F, from Deloitte & Touche LLP, independent public accountants.

                    f. The Initial Purchasers shall have received on the Closing Date a letter, dated the Closing Date, to the effect set forth in Exhibit G, from PricewaterhouseCoopers LLP, independent public accountants.

               6. Covenants of the Company. In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company covenants with each Initial Purchaser as follows:

                    a. The Company shall furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

                    b.   Before amending or supplementing either
               Memorandum, the Company shall furnish to you a copy of each such proposed amendment or supplement and, subject to requirements of law as expressed in an opinion of counsel to the Company, not to use any such proposed amendment or supplement which you reasonably disapprove in writing.

                    c. If, during such period after the date hereof and prior to the date on which all of the Bonds shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company shall forthwith prepare and furnish to the Initial Purchasers, or file, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law. During the first nine months after the date hereof, the cost

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


               of so preparing and furnishing, or filing, such amendments or supplements will be borne by the Company and, thereafter, by the Initial Purchaser or Purchasers who request the same; provided, however, that should such amendment or supplement relate solely to the activities of any Initial Purchaser or Purchasers, then such cost shall in any event be borne by such Initial Purchasers. For purposes of this subsection (c) the Company shall be entitled to assume that all Bonds have been sold by the Initial Purchasers from and after the forty-fifth day after the date of this Agreement, unless it shall have received notice from you to the contrary. Whenever a Final Memorandum is to be delivered, the Initial Purchasers will deliver the Final Memorandum, as it may have been amended or supplemented at the time of such delivery.

                    d. The Company shall endeavor to qualify the Bonds for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

                    e. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company shall pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and the Company's accountants in connection with the issuance and sale of the Bonds and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Bonds to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Bonds under state securities laws and all expenses in connection with the qualification of the Bonds for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Bonds, (v) the fees and expenses, if any, incurred in connection with the admission of the Bonds for trading in PORTAL or any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Bonds, (viii) the costs and expenses of the Company relating to investor presentations undertaken in connection with the offering of the Bonds and
               (ix) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Bonds by them and any advertising expenses connected with any offers they may make.

                    f. Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Bonds in a manner which would require the registration under the Securities Act of the Bonds.


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



                    g. The Company shall not solicit any offer to buy or offer or sell the Bonds by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

                    h. While any of the Bonds remain "restricted securities" within the meaning of the Securities Act, the Company shall make available, upon request, to any seller of such Bonds the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

                    i. If requested by you, the Company shall use commercially reasonable efforts to assist you in causing the Bonds to be designated PORTAL securities in accordance with the rules and regulations adopted by the National
               Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

                    j. None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) shall engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Bonds, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) shall comply with the offering restrictions requirement of Regulation S.

                    k. During the period of two years after the Closing Date, the Company shall not, and shall not permit any of its affiliates (as defined in Rule 144A under the Securities
               Act) to resell any of the Bonds which constitute "restricted securities" under Rule 144A that have been reacquired by any of them.

               7. Offering of Securities; Restrictions on Transfer. a. Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Bonds by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Bonds only from, and will offer such Bonds only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons ("FOREIGN PURCHASERS," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Bonds are deemed to have represented and agreed as provided in the Final Memorandum under the caption "Transfer Restrictions".

               b. Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

                         i. such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Bonds, or possession or distribution of either Memorandum or any other offering or publicity material relating to the Bonds, in any country or jurisdiction where action for that purpose is required;

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



                         ii. such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Bonds or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

                         iii. the Bonds have not been registered under the
                    Securities Act and such Initial Purchaser shall not offer or sell Bonds within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

                         iv. such Initial Purchaser has offered the Bonds and will offer and sell the Bonds (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in
                    Section 7(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Bonds, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

                         v. such Initial Purchaser has (A) not offered or sold and, prior to the date six months after the Closing Date, will not offer or sell any Bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (B) complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom, and (C) only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Bonds to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on;

                         vi. such Initial Purchaser understands that the Bonds have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Bonds in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

                         vii. such Initial Purchaser agrees that, at or
                    prior to confirmation of sales of the Bonds, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Bonds from it during the restricted period a confirmation or notice to substantially the following effect:

                              "The Bonds covered hereby have not been
                         registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

          Terms used in this Section 7b. have the meanings given to them by Regulation S.

                    8. Indemnity and Contribution. a. The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by any Initial Purchaser through you expressly for use therein; provided, however, that, the indemnity agreement contained in this subsection a. shall not inure to the benefit of any Initial Purchaser on account of any such losses, claims, damages or liabilities (or actions in respect thereof) arising from the sale of the Bonds by or through such Initial Purchaser to any person if a copy of the Final Memorandum as it then may be amended or supplemented (exclusive of the incorporated documents) shall not have been given or sent to such person with or prior to the written confirmation of the sale involved to the extent that the Final Memorandum as so amended or supplemented would have cured the defect in such document giving rise to such losses, claims, damages or liabilities.

                    b. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information furnished to the Company in writing by such Initial Purchaser through you expressly for use in either Memorandum or any amendments or supplements thereto.

                    c. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8a. or 8b., such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing. The indemnifying party shall be entitled to participate in such proceeding and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party and, upon such assumption, shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 8a., and by the Company, in the case of parties indemnified pursuant to Section 8b. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                    d.   To the extent the Indemnification provided for in
          Section 8a. or 8b. is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect both the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Bonds and the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The benefits received by the Company in connection with the offering of the Bonds shall be deemed to bear the same ratio to the benefits received by the Initial Purchasers in such connection as the net proceeds from the offering of the Bonds (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Final Memorandum. The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers' respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amounts of Bonds they have purchased hereunder, and not joint.

                    e. The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8d. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8d. shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Bonds resold by it in the initial placement of such Bonds were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

                    f. The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of
          (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Bonds.

               9. Termination. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market, (ii) trading of any securities of the Company or its parent shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your reasonable judgment, impracticable to market the Bonds on the terms and in the manner contemplated in the Final Memorandum.

               10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

               If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Bonds that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Bonds which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Bonds to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Bonds set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Bonds set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Bonds which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided, however, that in no event shall the principal amount of Bonds that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Bonds without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Bonds which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Bonds with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Bonds to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Bonds are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

               If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

               11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               12. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

               13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                                        Very truly yours,

                                        Tucson Electric Power Company



                                        By:
                                           --------------------------------
                                             Name:
                                             Title:

          Accepted as of the date hereof

          Morgan Stanley & Co. Incorporated
          TD Securities (USA) Inc.
          Prudential Securities Incorporated
          Salomon Brothers Inc
          BNY Capital Markets, Inc.

          Acting severally on behalf of themselves and the several Initial Purchasers named in
            Schedule I hereto.

          By:  Morgan Stanley & Co. Incorporated



          By:
               ------------------------------------
               Name:
               Title:

                                                                 SCHEDULE I


                                                     PRINCIPAL AMOUNT
                    INITIAL PURCHASER            OF BONDS TO BE PURCHASED
            ---------------------------------   --------------------------


           Morgan Stanley & Co. Incorporated           $73,500,000


           TD Securities (USA) Inc.  . . . .           $28,000,000

           Prudential Securities Incorporated

           Salomon Brothers Inc  . . . . . .           $14,000,000

           BNY Capital Markets, Inc. . . . .           $10,500,000


           Total:  . . . . . . . . . . . . .           $140,000,000
                                                    =================